Exhibit 99.1

Nordson Corporation Reports Record Fourth Quarter and Full Year 2010 Operating Profit, Net Income and Earnings per Share

  Sales increase 22 percent from the previous year to $290 million in the fourth quarter and 27 percent to $1 billion for the year
  Operating margin reaches 25 percent in the fourth quarter and 23 percent for the year; operating profit increases to all-time records of $73 million in the fourth quarter and $235 million for the year
  Diluted EPS reaches fourth quarter record of $1.56 and full year record of $4.91
  First quarter 2011 guidance: Sales expected to increase 18 to 22 percent over prior year; EPS in the range of $1.03 to $1.13

WESTLAKE, Ohio--(BUSINESS WIRE)--December 15, 2010--Nordson Corporation (Nasdaq: NDSN) today reported results for the fourth quarter and fiscal year ended October 31, 2010. Sales for the quarter were $290 million, an increase of 22 percent over the fourth quarter of the prior year. This sales improvement included a 23 percent increase in volume offset by a 1 percent decrease related to unfavorable currency translation effects. Fourth quarter operating profit was $73 million and net income was $54 million. Diluted earnings per share were $1.56, including one-time tax benefits of $0.07 and a $0.01 charge related to cost reduction activities.

“Nordson’s global team delivered another quarter of truly excellent results by continuing to meet customer needs more efficiently than the competition,” said President and Chief Executive Officer Michael F. Hilton. “We continued to grow our business around the world while controlling costs, resulting in the highest level of quarterly operating profit in our history.”

Fourth Quarter Segment & Regional Results

“Quarterly sales grew year-over-year in all segments and geographies,” said Hilton. “Adhesive Dispensing Systems continued to perform at a very high level and delivered operating margin of 33 percent. Results were also very strong in Advanced Technology Systems, where operating margin was 25 percent. Industrial Coating Systems sales and operating profit improved for the third consecutive quarter, as the benefits of last year’s restructuring efforts and increasing volume combined to drive operating margin to 17 percent.”

Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation table.

Fiscal 2010 Full Year Results

Sales exceeded $1 billion in fiscal year 2010, an increase of 27 percent over the previous year. Volume increased by 25 percent and the favorable effects of currency translation added 2 percent. Operating profit for the year was $235 million, net income was $168 million and diluted earnings per share were $4.91, all of which were full year records for Nordson. Diluted earnings per share include $0.33 in one-time tax benefits and $0.04 in charges related to severance and restructuring activities.

“With a focused global team, clear goals and a winning business model, Nordson took full advantage of the economic recovery this year to deliver the strongest financial performance in our history,” said Hilton. “Volume in all segments and geographies grew strongly over the previous year, and our operating margin of 23 percent is the strongest performance in more than 25 years. I personally want to thank all of our employees for their outstanding efforts this year and the high level of value they continue to provide our customers worldwide.”

Order Rates and Backlog

Order rates for the 12-week period ending December 5, 2010, measured in constant currency, increased 22 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables.

Backlog at the end of the fourth quarter of fiscal 2010 was $128 million, an increase of 60 percent compared with $80 million at the end of the fourth quarter a year ago. Backlog amounts are calculated at October 31, 2010 exchange rates.

Outlook

For the first quarter of fiscal 2011, sales are expected to be in the range of $260 million to $268 million, an increase in volume of 20 to 24 percent which will be partially offset by a negative 2 percent currency translation effect as compared to the first quarter a year ago. Diluted earnings per share are expected to be in the range of $1.03 to $1.13.

“Nordson is well positioned to continue building on excellence in 2011,” said Hilton. “We remain focused on helping customers succeed through our application expertise, differentiated technology and direct sales and service support. Our leaner and more effective global organization continues to produce excellent results, yet we still see opportunities for further improvement. The Nordson team possesses a strong ability to execute, as demonstrated by our success over the past year, and I am confident they will continue to deliver at a high level. Our outlook is for a strong first quarter, though we remain mindful of numerous uncertainties surrounding the pace of global economic recovery.”

Nordson will broadcast its fourth-quarter conference call on the investor relations page of its Web site, www.nordson.com/investors, on Thursday, December 16, 2010 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, liquid and powder coatings and other materials to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for UV curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or Facebook.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FOURTH QUARTER PERIOD
Period Ending October 31, 2010
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Fourth Quarter		Year-to-Date
	2010	2009	2010	2009

Net sales	$290,182	$237,444	$1,041,551	$819,165
Cost of sales	119,911	100,375	419,937	350,239
Selling & administrative expenses	96,993	90,665	386,781	353,690
Goodwill and long-lived asset impairments	-	243,043	-	243,043

Operating profit (loss)	73,278	(196,639)	234,833	(127,807)

Interest expense - net	(1,432)	(1,470)	(5,444)	(7,279)
Other income - net	1,230	618	1,930	7,895

Income (loss) before income taxes	73,076	(197,491)	231,319	(127,191)
Income taxes	19,520	11,542	63,271	32,864

Net Income (loss)	$53,556	$(209,033)	$168,048	$(160,055)

Return on sales	18%	-88%	16%	-20%
Return on average shareholders' equity	45%	-147%	40%	-28%

Average common shares outstanding (000's)	33,915	33,620	33,805	33,565
Average common shares and common share equivalents (000's)	34,320	33,620	34,221	33,565

Per share:

Basic earnings (loss)	$1.58	$(6.22)	$4.97	$(4.77)
Diluted earnings (loss)	$1.56	$(6.22)	$4.91	$(4.77)

Dividends paid	$.21	$.19	$.78	$.7375

FOURTH QUARTER PERIOD
Period Ending October 31, 2010
(Unaudited)

CONSOLIDATED BALANCE SHEET
	October 31	October 31
	2010	2009

Cash and marketable securities	$50,169	$18,824
Receivables	243,790	191,201
Inventories	117,721	97,636
Other current assets	39,351	39,010
Total current assets	451,031	346,671

Property, plant & equipment - net	116,395	118,291
Other assets	418,928	425,712

	$986,354	$890,674

Notes payable and debt due within one year	$16,420	$5,577
Accounts payable and accrued liabilities	175,494	150,845
Total current liabilities	191,914	156,422

Long-term debt	96,000	152,260
Other liabilities	193,368	212,016
Total shareholders' equity	505,072	369,976

	$986,354	$890,674

Other information:

Employees	3,680	3,681

Common shares outstanding (000's)	33,935	33,678

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FOURTH QUARTER PERIOD
Period Ending October 31, 2010
(Unaudited)

	Fourth Quarter		% Growth over 2009			Year-to-Date		% Growth over 2009
SALES BY BUSINESS SEGMENT	2010	2009	Volume	Currency	Total	2010	2009	Volume	Currency	Total

Adhesive dispensing systems	$142,609	$132,562	9.3%	-1.7%	7.6%	$525,290	$460,746	12.0%	2.0%	14.0%
Advanced technology systems	103,900	73,255	42.7%	-0.9%	41.8%	380,304	248,827	52.2%	0.6%	52.8%
Industrial coating systems	43,673	31,627	38.0%	0.1%	38.1%	135,957	109,592	22.2%	1.9%	24.1%

Total sales by business segment	$290,182	$237,444	23.4%	-1.2%	22.2%	$1,041,551	$819,165	25.5%	1.6%	27.1%

	Fourth Quarter					Year-to-Date
OPERATING PROFIT (LOSS) BY BUSINESS SEGMENT	2010	2009				2010	2009

Adhesive dispensing systems	$46,594	$38,555				$166,255	$127,589
Advanced technology systems	25,525	(227,611)				86,329	(214,373)
Industrial coating systems	7,536	(1,866)				12,506	(7,303)
Corporate	(6,377)	(5,717)				(30,257)	(33,720)

Total operating profit (loss) by business segment	$73,278	$(196,639)				$234,833	$(127,807)

	Fourth Quarter		% Growth over 2009			Year-to-Date		% Growth over 2009
SALES BY GEOGRAPHIC REGION	2010	2009	Volume	Currency	Total	2010	2009	Volume	Currency	Total

United States	$77,103	$65,371	17.9%	-	17.9%	$277,262	$235,295	17.8%	-	17.8%
Americas	21,353	20,859	-0.3%	2.7%	2.4%	77,592	59,900	21.8%	7.7%	29.5%
Europe	93,248	81,243	22.0%	-7.2%	14.8%	337,448	295,952	14.4%	-0.4%	14.0%
Japan	26,932	23,300	7.2%	8.4%	15.6%	95,789	81,944	11.0%	5.9%	16.9%
Asia Pacific	71,546	46,671	52.3%	1.0%	53.3%	253,460	146,074	70.4%	3.1%	73.5%

Total sales by geographic region	$290,182	$237,444	23.4%	-1.2%	22.2%	$1,041,551	$819,165	25.5%	1.6%	27.1%

	Fourth Quarter					Year-to-Date
SELECTED SUPPLEMENTAL INFORMATION	2010	2009				2010	2009

Depreciation and amortization	$6,543	$7,209				$28,888	$31,410
Capital expenditures	$6,505	$2,801				$14,317	$12,514
Dividends paid	$7,124	$6,386				$26,439	$24,747

NORDSON CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands except for per-share amounts)

FOURTH QUARTER PERIOD
Period Ending October 31, 2010
(Unaudited)

Adjusted EPS, net income and operating profit are not measurements of financial performance under GAAP, and such measures should not be considered as alternatives to EPS, net income and operating profit determined in accordance with GAAP. Management believes that EPS, net income and operating profit as adjusted to exclude the items in the tables below assist in understanding the results of Nordson Corporation. Our calculation of these non-GAAP measures may not be comparable to the calculation of similarly titled measures reported by other companies.

EARNINGS PER SHARE
	Fourth Quarter		Year-to-Date
	2010	2009	2010	2009

Diluted EPS as reported (U.S. GAAP)	$1.56	$(6.22)	$4.91	$(4.77)
Goodwill and long-lived asset impairments	-	7.08	-	7.09
Effect of dilution on earnings as adjusted *	-	(0.01)	-	(0.01)
Diluted EPS adjusted for impairment charges	1.56	0.85	4.91	2.31

Other reconciling items:
Severance and restructuring	0.01	0.05	0.04	0.32
Tax benefit from sale of UV product lines	-	-	(0.31)	-
Other one-time tax items	(0.07)	-	(0.02)	(0.11)
Real estate sale	-	-	-	(0.10)

Diluted EPS as adjusted (Non-GAAP)	$1.50	$0.90	$4.62	$2.42

* Our loss per share for generally accepted accounting principles (GAAP) does not allow for the inclusion of the dilutive effect of shares in the denominator of our per share calculation since this effect would result in a reduction of the loss per share. The effect of dilution on earnings as adjusted is included in the reconciliation of our Non-GAAP measure so that earnings as adjusted reflects the impact of any applicable dilutive shares.

2009 NET INCOME (LOSS)
	Fourth Quarter	Year-to-Date

Net loss	$(209,033)	$(160,055)
Goodwill and long-lived asset impairments	237,927	237,927

Net income as adjusted (Non-GAAP)	$28,894	$77,872

OPERATING PROFIT (LOSS) BY BUSINESS SEGMENT
	Fourth Quarter				Year- to-Date
	2010	Fourth Quarter 2009			2010	Year-to-Date 2009
	Operating	Operating		Operating	Operating	Operating		Operating
	Profit	Profit		Profit (Loss)	Profit	Profit		Profit (Loss)
	(Loss)	(Loss)	Impairments	As Adjusted	(Loss)	(Loss)	Impairments	As Adjusted

Adhesive dispensing systems	$46,594	$38,555	$-	$38,555	$166,255	$127,589	$-	$127,589
Advanced technology systems	25,525	(227,611)	239,427	11,816	86,329	(214,373)	239,427	25,054
Industrial coating systems	7,536	(1,866)	3,616	1,750	12,506	(7,303)	3,616	(3,687)
Corporate	(6,377)	(5,717)	-	(5,717)	(30,257)	(33,720)	-	(33,720)

Total operating (loss) profit by business segment	$73,278	$(196,639)	$243,043	$46,404	$234,833	$(127,807)	$243,043	$115,236

Operating profit (loss) as a % of sales	25%	-83%		20%	23%	-16%		14%

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING DECEMBER 5, 2010
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	15%	United States	15%
Advanced technology systems	26%	Americas	17%
Industrial coating systems	40%	Europe	20%
		Japan	34%
Total	22%	Asia Pacific	28%

		Total	22%

Note: Numbers in this table are unaudited and exclude the effects of currency movements.

CONTACT:
Nordson Corporation
James R. Jaye, Director, Communications & Investor Relations, 440-414-5639
Jim.Jaye@nordson.com